Exhibit 10.1

Certain information (marked as [***]) has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER STORAGE, THROUGHPUT
AND HANDLING AGREEMENT

This Master Storage, Throughput and Handling Agreement (“Agreement”) is entered into effective as of August 1, 2020, by and among BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”), BKEP Terminalling, L.L.C., a Texas limited liability company (“BKEP Terminalling”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt” and, together with BKEP Materials and BKEP Terminalling, the “Owners”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Customer”). Each of the Owners and Customer are sometimes referred to individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Owners operate certain asphalt terminals that are owned or leased by them; and

WHEREAS, the Owners desire to provide certain services to Customer for Customer’s Product (as defined below) and Customer desires to receive said services on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions.

Section 1.     Definitions.

In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“2016 Terminals” means those Terminals that were acquired by BKEP Terminal Holding, L.L.C. pursuant to the Contribution Agreement and set forth on Attachment F.

“Abatement Costs” has the meaning assigned to it in Section 4.9.

“Abatement Equipment” has the meaning assigned to it in Section 4.9.

“Abatement Matter” has the meaning assigned to it in Section 4.9.

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the Person or otherwise. For purposes of this Agreement, the Owners and their respective direct and indirect subsidiaries and parent entities shall not be deemed to be Affiliates of Customer’s parent company and its direct and indirect subsidiaries.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, or decree of any Governmental Authority and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement by any Governmental Authority, in each case applicable to the Party at issue and as amended or modified from time to time.

“Barrel” means 42 Gallons.

“BOL” has the meaning assigned to such term in Section 6.2(b).

“Commencement Date” has the meaning assigned to such term in Section 16.1.

“Confidential Information” has the meaning assigned to such term in Section 20.1.

“Contribution Agreement” means that certain Contribution Agreement dated as of July 19, 2016 by and among BKEP Terminal Holding, L.L.C., Customer, Ergon Terminaling, Inc., Ergon Asphalt Holdings, LLC and Blueknight Energy Partners, L.P. Solely for purposes of this Agreement, references to the Contribution Agreement, to the extent applicable to any Terminals, shall be deemed to relate only to the 2016 Terminals and not to any other Terminals.

“Defaulting Party” has meaning assigned to such term in Section 16.2(a).

“Disclosing Party” has the meaning assigned to such term in Section 20.1.

“Expiration Exercise Notice” has the meaning assigned to such term in Section 23.9(b).

“Expiration Offered Facilities” has the meaning assigned to such term in Section 23.9(b).

“Expiration ROFO Notice” has the meaning assigned to such term in Section 23.9(b).

“Expiration ROFO Period” has the meaning assigned to such term in Section 23.9(b).

“FLV Agreement” has the meaning assigned to such term in Section 23.4.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary evacuation or shut-down of pipelines, trucks, docks, loading and unloading facilities storage tanks or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, Governmental Authorities (either civil or military and whether legal or de facto or purporting to act under Applicable Law or otherwise), necessity for compliance with any court order, or any Applicable Law promulgated after the date hereof by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization, (v) epidemics or quarantine, explosions, electric power shortages, (vi) breakage or accidents to equipment, machinery, plants, facilities, lines of pipe or trucks or vessels, which were not reasonably foreseeable and which were not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 11 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome, or (vii) any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 11 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome. Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies. If Owner or Customer is claiming a suspension of its obligations under this Agreement pursuant to Section 11, any of the above listed events or circumstances will constitute an event of Force Majeure upon the first occurrence of the event or circumstance.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, court, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 19.1.

“Indemnifying Party” has the meaning assigned to such term in Section 19.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.

“Initial Offer” has the meaning assigned to such term in Section 23.9(b).

“Interest Rate” means the rate of 18% per annum or, if this rate is prohibited by Applicable Law, then the highest rate allowed by Applicable Law.

“Last Look Offer” has the meaning assigned to such term in Section 23.9(b).

“Lease” has the meaning indicated in Section 2.1.

“Lease Agreement” has the meaning assigned to such term in Section 23.4.

“Leased Facility” has the meaning indicated in Section 2.1.

“Lessor” has the meaning indicated in Section 2.1.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements). The term also includes any liability that arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Third Party or Governmental Authority.

“Minimum Capacity Commitment” has the meaning indicated in Paragraph 3(a) of Attachment A.

“Month” means a calendar month.

“Non-Defaulting Party” has meaning assigned to such term in Section 16.2(a).

“Omnibus Services Agreement” has the meaning assigned to such term in Section 23.4.

“Option Terminals” has the meaning assigned to such term in Attachment A.

“Out of Service Shell Barrel Fee Reduction” has the meaning assigned to such term in Section 4.6.

“Out of Service Storage Tank” has the meaning assigned to such term in Section 4.6.

“Per Barrel Storage Fee” has the meaning assigned to such term in Attachment A.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Product” means the particular products identified in Attachment B and the related raw materials incident thereto.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of any Owner to use generally accepted terminalling practices in the handling, testing or storage of Product; provided that Product Loss shall not include the result of loss of or damage to Product (i) associated with circumstances involving Force Majeure, (ii) caused by the negligence or willful misconduct of Customer, (iii) due to normal Product evaporation, shrinkage, or clingage, (iv) Product measurement inaccuracies within tolerance acceptable under current industry practices (including by way of example, measurement tolerances of weigh scales, flow meters, and level indicators), or (v) any other loss for any reason whatsoever, provided that such loss pursuant to this clause (v) does not exceed [***]% of Customer’s Product received by Owners at the Terminals. If Product Loss exceeds [***]% of Customer’s Product received by Owners at the Terminals, the Owners shall collectively only be responsible for the amount in excess of [***]%.

“Receiving Party” has the meaning assigned to such term in Section 20.1.

“Regulatory Change” has the meaning assigned to such term in Section 4.7.

“Rejection Notice” has the meaning assigned to such term in Section 23.9(b).

“Scheduling Notice” has the meaning assigned to such term in Section 4.3.

“SDS” means a Safety Data Sheet.

“Secondment Agreement” has the meaning assigned to such term in Section 23.4.

“Services” has the meaning assigned to such term in Section 2.4.

“Specifications” means the Product provided by Customer pursuant to Attachment C and any additional specifications set forth in a Scheduling Notice.

“Storage Fee” has the meaning assigned to such term in Attachment A.

“Storage Tanks” means those asphalt cement storage tanks that are located at the Terminals and used to provide the terminalling and storage services to Customer pursuant to this Agreement.

“Term” has the meaning indicated in Section 16.1.

“Term Exercise Notice” has the meaning assigned to such term in Section 23.9(a)(i).

“Term First Refusal Right” has the meaning assigned to such term in Section 23.9(a).

“Term Offered Facilities” has the meaning assigned to such term in Section 23.9(a).

“Term ROFR Notice” has the meaning assigned to such term in Section 23.9(a)(i).

“Term ROFR Period” has the meaning assigned to such term in Section 23.9(a)(i).

“Terminals” means the facilities set forth in Paragraph 7 of Attachment A, including the respective Storage Tanks.

“Third Party” means any Person other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 19.3.

“Ton” means a U.S. short ton of 2,000 pounds.

“Transfer” has the meaning assigned to such term in Section 23.9(c).

Section 2.     Facilities, Services, Statements, Invoices, Documents and Records. Subject to Terminal capabilities existing as of the Commencement Date:

2.1     The Owners lease certain facilities (including certain rail facilities associated with certain of the Terminals) which are further described on Attachment D (each, a “Leased Facility”) that remain subject to applicable lease agreements that may be amended or revised from time to time (each referred to herein as the applicable “Lease”). The lessor under each applicable Lease is referred to herein as the “Lessor.”

2.2     Anything contained in any provision of this Agreement to the contrary notwithstanding, Customer agrees, with respect to any Leased Facility, to comply with and not to breach the applicable Lease, and to use commercially reasonable efforts to remedy any default in this Agreement that is Customer’s obligation to cure that results in a breach or default under a Lease, within the period allowed to the applicable Owner (as lessee) under the applicable Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from the applicable Owner to Customer is given after the corresponding notice of default from Lessor to the applicable Owner. Each Owner agrees to forward to Customer, immediately upon receipt thereof by such Owner, a copy of each notice of default received by such Owner in its capacity as lessee under the applicable Lease. Customer agrees to forward to the applicable Owner, immediately upon receipt thereof, copies of any notices received by Customer from Lessor or from any Governmental Authorities with respect to a Leased Facility.

2.3     Each Owner agrees to provide storage and terminalling services to Customer at the applicable Terminals, including providing a safe area for the purpose of loading or unloading Product and the provision of Storage Tanks for storage of Customer’s Product. Each Owner further agrees to provide terminal and related facilities required to safely perform all Services to be provided by such Owner herein. All such facilities are to be maintained by the applicable Owner in good working order at all times during the Term in accordance with the provisions herein.

2.4     Each Owner will provide to or for Customer the following storage and terminalling services related to the receipt of Product at the applicable Terminals and to the storage, terminalling and delivery of Product into and out of the applicable Terminals (collectively, the “Services”):

(a)     from time to time during the Term of this Agreement, receive and unload all Product delivered, by or on behalf of Customer, to each such Terminal up to the Minimum Capacity Commitment for each such Terminal; provided, however, that the applicable Owner may accept Product in excess of the Minimum Capacity Commitment at its sole discretion and subject to the operational limitations of the applicable Terminal;

(b)     handle, process, blend and store Product in accordance with the instructions, formulations and Specifications provided by Customer, as such may be updated from time to time and agreed upon by the Parties;

(c)     redeliver Product into tank trucks, rail cars, barges, or vessels, as directed by Customer;

(d)     provide all pumping and heating necessary for proper performance of each of the foregoing services, including heating facilities adequate to maintain the temperature of Product normally used at each such Terminal as requested by Customer;

(e)     prepare all tank or vessel gauging reports, bills of lading and other shipping papers and deliver copies thereof to Customer on a daily basis; and

(f)     keep records and accounts and make reports relating to Product received in storage, withdrawn from storage and loaded into vessels from each Terminal.

2.5     The Owners agree to perform the Services in compliance with Applicable Law and in accordance with generally accepted terminalling practices. Each Owner may adapt its respective performance of the Services, although not to a standard less than that of a commercially reasonable terminal operator, in order (i) to be consistent with industry practices; (ii) to meet the requirements of Applicable Laws; or (iii) to achieve the efficient utilization of the Terminals and Storage Tanks. In no event shall any Owner accept Product in excess of the storage capacity of the Storage Tanks at any applicable Terminal. The Owners shall be responsible for the maintenance and repair of the Terminals to the extent necessary to provide the Services hereunder.

2.6     Customer assumes full responsibility for informing the Owners of the proper and safe means and methods of storing and handling Customer’s Product. Customer agrees to execute in its name, pay for, and furnish to the Owners all information and documents that may be required by any Governmental Authority having jurisdiction under Applicable Laws relating to the description, receipt, storage, handling or discharge of the Product at or from any Terminal of the Owners, including, but not limited to sludges, flushing materials or other portions, admixtures, components or residues of such Product. Customer shall be responsible for advising the Owners in writing of any changes in such requirements prior to the date such changes take effect, as well as any revised information and documents required. Customer also agrees to provide the Owners with further readily available information or advice upon request to assist the Owners in performing their respective responsibilities in providing the Services associated with the receipt, storage and redelivery of Product.

2.7     Customer acknowledges that it is responsible for the Specifications relating to the handling of any Product. The Owners shall not be responsible for, and Customer shall indemnify and hold each Owner harmless from and against, any Liability relating to handling instructions and Specifications provided by Customer or any Owner’s failure to meet the Specifications provided by Customer if such failure is due to an act or omission of Customer.

2.8     Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may, at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two-year period, inspect such records of the other Party during normal business hours at the other Party’s place of business. Unless a Party has taken written exception to a statement or invoice within 12 Months following the end of the calendar year in which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct.

2.9     Customer shall provide all requisite formulations and process recommendations for processing of Products that will conform to any applicable Specifications. The Owners shall blend and process Products in strict conformity with such formulations and process recommendations and in such volumes as may reasonably be requested by Customer. Any additional testing required at request of Customer will be by mutual agreement.

2.10     Customer shall provide any and all assistance and information deemed necessary by any Owner to meet such Owner’s internal audit requirements.

Section 3.     Fees, Charges, Taxes, Disputed Amounts.

3.1     Customer will pay Owner the fees, rates and charges set forth in Attachment A with respect to the Services. All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

3.2     All fees and charges reflected in the Owners’ invoices are due and payable within 30 days of the date of receipt of the applicable invoice. Payment must be made by electronic funds transfer of same day available federal funds to the account and bank indicated on the applicable invoice. Invoices may be sent by electronic mail or facsimile, at Owners’ option. Payments that are not disputed and that are not made within the agreed or designated terms shall bear interest at the Interest Rate. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Overdue amounts or disputed amounts that are resolved in favor of an Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full and Customer will pay all of Owners’ reasonable, out-of-pocket costs (including reasonable attorneys’ fees and court costs) of collecting past due payments and late payment charges.

3.3     Customer will pay, and will indemnify and hold harmless each Owner from and against, any and all sales, use, excise and similar taxes, fees or other charges and assessments imposed on the Services and the fees and charges therefor. Customer will also pay, and will indemnify and hold harmless each Owner from and against, any ad valorem or property ownership taxes, if any, on Customer’s Product located at each Terminal or in the Storage Tanks and Customer’s other property, if any. Each Owner shall be responsible for and pay all other applicable taxes levied upon such Owner, including its own income and franchise taxes and ad valorem and other property taxes on the Terminals and Storage Tanks themselves (but not on any Product stored on or in the Terminals and Storage Tanks). It is the intent of the Owners and Customer that the Services are being provided with respect to Products being manufactured for sale in the ordinary course of business. The Owners and Customer shall fully cooperate in providing documentation, exemption, or resale certificates required by applicable law to document and establish qualifications for any sales, use, or other transaction tax exemptions available with respect to the Services.

Section 4.     Operations, Receipts and Deliveries.

4.1     Receipts and deliveries of Product will be handled within the normal business hours of the applicable Terminal (subject to Section 11). Except as required pursuant to Section 4.2, Section 8.1 or Section 19 of this Agreement, the Owners will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees.

4.2     If applicable, the applicable Owner shall make available to Customer existing loading docks and wharves serving the applicable Terminal. Access to the dock/loading facilities sometimes depends on the level of the adjacent waterway and the draft of the barges. Customer assumes the risks of access to the dock/loading facilities due to the foregoing, and is responsible for arranging for and bearing any costs associated with accessing the dock/loading facilities. Any demurrage for vessels utilized by Customer shall be at Customer’s sole expense, unless such demurrage is caused by the applicable Owner’s negligence or willful misconduct. The Owners and Customer agree to use commercially reasonable efforts to attempt to minimize any demurrage that may be incurred by Customer in accordance with the foregoing.

4.3     Except as set forth in Section 2.4(a) and (b), Customer must arrange for and pay all Third Party costs related to the delivery of Customer’s Product to the applicable Terminal and from the Storage Tanks. The Owners are not responsible for such Third Party costs except as otherwise specifically provided herein. Unless otherwise agreed by the applicable Owner in writing, Customer must provide written notice reasonably acceptable to each Owner containing all necessary instructions, including without limitation, the identity and quantity and any other Specifications of the Product and the tentative date of delivery to the applicable Terminal (“Scheduling Notice”). The Parties shall reasonably coordinate with each other in advance with regard to scheduling of all Product movements and the in-bound quality, volume and grade, the times of delivery by each Terminal, and all material movement prior to shipment of all Product delivered to the Owners hereunder. Each Scheduling Notice delivered hereunder by Customer for deliveries of Product to a Terminal shall be sent to those individuals that the applicable Owner has specified to Customer to receive such Scheduling Notice for the applicable Terminal with respect to such Product delivery.

4.4     Each Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by such Owner for the account of Customer. Customer is responsible for providing to the applicable Owner documentation required to authorize deliveries for or on its behalf from the applicable Terminal.

4.5     The Owners will provide the Services to Customer only with respect to Product. Customer will have access to the Terminals for other products only with prior written notice to and consent of the applicable Owner, which consent may be withheld in such Owner’s sole discretion. Any other product approved by the applicable Owner will then become part of Product as defined in this Agreement. If a special method of providing the Services is required for Product, then Customer must notify the applicable Owner in sufficient time to enable such Owner to consider whether, in such Owner’s sole discretion, it will accept the proposed changes in the method of delivering the Services and to take the necessary preparatory measures if it agrees with such changes. Absent such notice and absent the applicable Owner’s written approval with respect to a change in the Product to another Product or the method of delivering the Services, such Owner will not be liable for losses or damage incurred during the terminalling and storage of Product (except for losses and damages resulting from Product Loss), nor will any Owner be obligated to provide such special Service. It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminals and Storage Tanks, including, without limitation, pumps, and loading facilities, unless otherwise explicitly stated in this Agreement. All fixtures, equipment and appurtenances attached to the Storage Tanks installed by Owner remain the property of the applicable Owner. Notwithstanding the foregoing, in the event that (a) an Owner agrees to provide the Services with respect to any Product or (b) there is a material change in the Product, Specifications or Services hereunder and, in either such case, the provision of such Services would cause such Owner to incur any incremental costs in providing the Services, then such Owner and Customer will use their respective commercially reasonable efforts to (x) agree on an increase to the Storage Fee to account for such incremental costs, which shall include a reasonable service surcharge (which surcharge may include such Owner’s cost of capital) in addition to the fees to the extent not reimbursed by Customer pursuant to this Section 4.5, or (y) otherwise modify this Agreement as necessary to reflect such cost increase on such terms as are mutually agreed by the Parties.

4.6     Any applicable Owner may take any Storage Tank out of service during the Term in order to perform scheduled inspections, maintenance or repairs. If a Storage Tank is out of service for [***] days or less, Customer will be obligated to continue to pay the applicable Storage Fees during such [***]-day period such Storage Tank is out of service. If a Storage Tank is out of service for more than [***] days for any reason other than Force Majeure, or due to negligence or willful misconduct of Customer, any of its Affiliates, or its or their respective employees, directors, officers, representatives, agents or contractors: (a) such Owner, at such Owner’s option and at such Owner’s cost, may move Customer’s Product to substantially equivalent alternate tank(s) while the original Storage Tank is out of service, and Customer will continue to pay the applicable Storage Fees; or (b) after the [***] days that the Storage Tank is out of service (“Out of Service Storage Tank”), Customer’s obligation to pay the applicable Storage Fees will be reduced as provided herein to address the loss of capacity available (“Out of Service Shell Barrel Fee Reduction”). The Out of Service Shell Barrel Fee Reduction per Month shall equal the applicable Per Barrel Storage Fee set out on Attachment A, multiplied by the total barrel capacity of the Out of Service Storage Tank(s) (prorated for any partial Month) (and, for avoidance of doubt, the Out of Service Shell Barrel Fee Reduction for a particular Out of Service Storage Tank shall be zero for each of the first [***] days such Out of Service Storage Tank is out of service). The Out of Service Shell Barrel Fee Reduction shall be deducted from the applicable Storage Fees, calculated as a daily deduction. This shall continue until the Out of Service Storage Tank is repaired and ready for service, or until substitute storage is provided, in an amount at least equal to that of the Out of Service Storage Tank. In addition to the foregoing, to the extent a Storage Tank becomes unavailable as a result of an event other than Force Majeure, or due to the negligence or willful misconduct of Customer and is not made available within 12 Months after the date on which such capacity became unavailable, and substitute storage is not provided to handle the volume of Product for which there is a documented unmet storage need, then Customer shall have the right to terminate, upon written notice to the applicable Owner, the portion of Services provided at the affected portion of the applicable Terminal with a proportional reduction of the applicable Storage Fees for the remainder of the Term. In the event an Out of Service Storage Tank is a result of the negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors, there shall be no change to Customer’s obligation to pay the applicable Storage Fees. Storage Tanks that are inactive on the Commencement Date are not to be included in determining any Out of Service Shell Barrel Fee Reduction. The applicable Owner shall coordinate with Customer in scheduling inspections, maintenance or repairs contemplated by this Section 4.6 so as to minimize disruptions of Customer’s business and operations. The Parties shall act with commercially reasonable diligence to overcome or remedy any such event that results in an Out of Service Storage Tank and resume performance as quickly as possible.

4.7     If any Governmental Authority requires installation of any improvement, alteration or addition to any Terminal or a revision to the Services for purposes of compliance with Applicable Law (each a “Regulatory Change”), and if such Regulatory Change would require an Owner to make expenditures not otherwise accounted for in the Storage Fee for the provision of the Services, such Owner will be entitled to charge Customer a reasonable service surcharge (which surcharge may include such Owner’s cost of capital) in addition to the fees set forth in Attachment A. The applicable Owner will notify Customer of (a) the cost associated with such Regulatory Change, (b) when the Regulatory Change must be completed and (c) such Owner’s reasonable estimate of the service surcharge related to the applicable Owner’s compliance the Regulatory Change to be paid by Customer over the remaining Term. If Customer determines that it does not want to incur such service surcharge, then Customer shall be excused from paying such costs if Customer (y) provides written notice to the applicable Owner that Customer will no longer utilize the Services at the applicable Terminal (or will no longer utilize the Services that require such Regulatory Change), and (z) continues to pay all other applicable fees payable to the Owners under this Agreement. If the foregoing conditions are not satisfied, then Customer shall be responsible for such service surcharge and the Owners shall have the right to adjust the Storage Fee to include such service surcharge.

4.8     Customer will be responsible for providing tank bottoms at each Terminal. In accordance with Section 16.4, at the end of the Term (or at the termination of this Agreement as to the applicable Terminal), Customer will be responsible for the removal of such tank bottoms, unless the applicable Owner agrees to purchase such tank bottoms from Customer.

4.9     If, at any time during the Term, a complaint is made regarding offensive or obnoxious odors emitted from the Product delivered to or stored at any Terminal, or if such Products violate any applicable regulation relating to odor (each such complaint or violation, an “Abatement Matter”), the applicable Owner shall notify Customer of such complaint or violation. In such case, such Owner and Customer shall cooperate in good faith to investigate and determine the source of the odor, and shall mutually determine the best method to abate such odor. If reasonable changes to the Product would fully or partially abate the odor, Customer shall make such reasonable changes to the Product to abate the odor. No Owner shall be obligated to accept Product reasonably known to have excessive potential for odor that may affect a Terminal’s property boundaries. If the applicable Parties’ investigation determines that abatement of the odor requires the installation of additional equipment reasonably necessary to abate the odor (“Abatement Equipment”), the applicable Owner shall undertake procurement and installation of the Abatement Equipment. Customer shall be responsible for and shall pay to or reimburse the applicable Owner for the cost of (i) the investigation to determine the cause of such odor, and (ii) the Abatement Equipment (clauses (i) and (ii), the “Abatement Costs”), up to a maximum of $[***] in the aggregate for each Terminal with respect to such particular Abatement Matter. The applicable Owner shall be responsible for all Abatement Costs in excess of $[***] with respect to such particular Abatement Matter. Except to the extent a defect in or failure of any of the equipment at the Terminal is the cause of such odor issue, Customer shall indemnify, defend, and hold harmless each Owner from and against any and all fines, assessments, damages, penalties, and other expenses, including reasonable attorneys’ fees and costs, incurred by such Owner as a result of such odor. If a defect in or failure of any of the equipment at a Terminal is the cause of such odor issue, the applicable Owner shall indemnify, defend, and hold harmless Customer from and against any and all fines, assessments, damages, penalties, and other expenses, including reasonable attorneys’ fees and costs, incurred by Customer as a result of such odor. If at any time Customer desires to add Products to the Terminals in addition to those listed in Attachment B, such addition shall be subject to this Section 4.9.

Section 5.     Product Quality Standards and Requirements.

5.1     Customer warrants to the Owners that all Product tendered by or for the account of Customer for receipt into the Terminals and Storage Tanks will (i) conform to the Specifications, (ii) comply with industry standards and (iii) comply with all Applicable Law. The Owners may rely upon the Specifications and representations of Customer, if any, set forth in the Scheduling Notice as to Product quality. No Owner will be obligated to receive Product into any Terminal or Storage Tank that is contaminated or that otherwise fails to meet the Specifications, nor will any Owner be obligated to accept Product that fails to meet the applicable Product grade, if any, set forth in the Scheduling Notice. Notwithstanding anything in this Section 5, but subject to Section 4.5, Customer may tender, by or for the account of Customer for receipt into any Terminal or Storage Tank, Product that does not conform to the Specifications for blending with other Product that, following blending with the non-conforming Product, shall conform to any applicable Specifications. Should any Owner remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment. No Owner shall remove or dispose of or otherwise treat the Product for any water or other material or containment without the prior approval of Customer.

5.2     Each Owner may randomly test delivered Product to ensure it is not contaminated and otherwise meets the applicable Specifications. If Customer’s Product does not meet the Specifications or if the applicable Owner has not received a prior written waiver for unloading said Product, such Owner shall contact a representative of Customer before unloading Product at the applicable Terminal and shall not unload such Product without first obtaining Customer’s approval. Customer acknowledges and agrees that it shall be responsible for any reasonable delay costs (including, but not limited to, demurrage, transportation costs and energy costs) incurred by Owner for handling, re-delivering and/or waiting for Customer’s decision with respect to Product not meeting the Specifications. Customer understands it is responsible for all field performance issues related to any Product delivered by Customer to any Owner and/or any Product delivered by any Owner to Customer under this Agreement.

5.3     The quality of Product tendered into the Terminals for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets the minimum Product Specifications, as applicable. Such analysis may be conducted on a periodic basis in accordance with the applicable agency plan, changes to which shall be subject to the approval of the applicable Owner, which approval shall not be unreasonably withheld, conditioned or delayed. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, an Owner, at its expense, may sample any Product tendered to such Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.4     Each Party may at all reasonable times and without unreasonable disruption to the other Party’s operations conduct appropriate tests to determine whether Product meets the applicable Specifications. The applicable Owner will be liable to Customer for any Liability incurred by Customer by reason of contamination of Product occurring at any Terminal that causes the Product to fail to meet Specifications, but only to the extent such contamination involves a Product Loss. In all other cases, Customer shall indemnify the Owners for any Liability incurred by the Owners to parties who purchase Product from Customer.

Section 6.     Title, Custody, Measurement and Custody of Product.

6.1     Title and Custody. Customer warrants that it shall hold clear title to the Product delivered to an Owner pursuant to this Agreement, free of any liens or encumbrances to any Third Party. Title to the Product will remain with Customer at all times subject to any lien in favor of any Owner created under Applicable Law. The applicable Owner shall have custody and risk of loss of Customer’s Product beginning when such Product passes the flange connection at the applicable Terminal between the delivering barge, vessel, tank truck or rail car and such Owner’s receiving hose, if applicable, at the applicable Terminal and ending when Customer’s Product passes the last hard flange connection at the applicable Terminal into a barge, vessel, tank truck or rail car for delivery to Customer, its customers or its other designees.

6.2     Measurement at Receipt.

(a)     Barges/River Tows. With respect to Product received by an Owner from Customer from a barge, the quantity of such Product shall be determined by gauging the receiving tanks containing such Products, immediately before and after the unloading. If Customer requests that such measurement be conducted by a Third Party, Customer shall be solely responsible for all costs associated with such measurement.

(b)     Truck/Rail Cars. The applicable Owner will assume receipt of the volumes set forth on the designated bill of lading (“BOL”) of a delivery truck. The applicable Owner will gauge rail cars to determine volumes received. Each Owner reserves the right, at its discretion, to randomly measure and/or meter (using commercially reasonable standards) the volume of Product actually delivered against the volume of Product set forth on the designated BOL of a delivering truck. Each Owner reserves the right to base receipt of volumes on such random measurement if it deems appropriate.

(c)     Measurement Standards. All measurements shall be made in all respects in accordance with the applicable American Petroleum Institute standards, and all quantities, however measured, shall be (1) adjusted to volume equivalents at 60°F in accordance with Table No. 2 of the ASTM/IP Petroleum Measurements Tables D4311/4311M (as to asphalt and polymer-modified asphalt) and Table B-1 of the Asphalt Emulsions Manufacturers Association (as to asphalt emulsions), in each case as in effect at the time of the measurement, or other applicable tables as accepted by Owners and Customer, and (2) converted into Tons on the basis of actual specific gravity at 60°F, in accordance with such table.

6.3     Measurement of Storage Quantities. The quantities of Product in storage at any time at each Terminal shall be determined by gauges of the Storage Tank(s) or by count at such Terminal. All gauging of the Storage Tank(s) and counts at each Terminal to measure Product in storage shall be taken by the applicable Owner’s personnel or designated representative(s). Customer shall have the right to witness the gauging and counting or to provide an Independent Inspector to witness the gauging or counting.

6.4     Measurement at Delivery. Once Product has been loaded onto Customer’s designated transport for shipment out of the applicable Terminal, the applicable Owner will provide the transport driver a BOL on behalf of Customer, as Customer’s limited agent, indicating the quantity (by weight), Product type and the destination of the Product as determined by Customer and on a BOL form approved by or provided to the applicable Owner by Customer. The applicable Terminal will issue Customer’s BOL in a format to be mutually agreed among the Parties and such will be the official document verifying the quantity (by weight) of Product, delivered to Customer, or Customer’s designee, at the applicable Terminal. Each BOL shall name Customer as the Person delivering the goods for shipment and Customer will be the DOT shipper of record for all shipments out of the applicable Terminal. Customer shall be responsible for providing all SDS and related documentation to the applicable Owner and to Customer’s customers and carriers. Customer will make written notification of any discrepancies or exceptions to the information on any BOL within 20 days of the BOL date.

Section 7.     Limitation of Liability and Damages.

7.1     The maximum Liability of any Owner for Product Loss will not exceed, and is strictly limited to, the market value of the applicable Product at the time of the Product Loss or immediately prior to its contamination. Such Owner may, in lieu of payment for Product Loss, replace such Product with Product of like grade and quality.

7.2     EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS, DIMINUTION IN VALUE OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

Section 8.     Product Loss.

8.1     Customer shall be solely responsible for furnishing all asphalt and related raw materials used to process or manufacture any and all Products at the Terminals.

8.2     During such time as any Owner has custody of the Product, such Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product is in such Owner’s custody at the applicable Terminal or remains in the Storage Tanks. In the event of the foregoing Product Losses, the total quantity of net Product Loss at the termination of the Agreement will be determined within 30 days following the end of the Term, and the applicable Owner will reimburse Customer the cost of such Product on the determination date thereof. Other than pursuant to Section 19, no Owner shall have any responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss.

8.3     Each Month, the Owners will use the measurement procedures set out in Section 6.3 to determine the amount of Product located at each Terminal.

Section 9.     Loading and Transporting Conditions.

9.1     Right to Reject Transport Vehicles and Refuse to Load/Transfer Under Unsafe Conditions. Each Owner reserves the sole right to reject any rail cars, trucks, transports, barges, vessels or containers presented for loading which such Owner reasonably believes would present an unsafe or potentially unsafe situation or condition, and each Owner reserves the right, in its sole discretion, to refuse to load goods under any condition such Owner deems unsafe, which is caused by, including but not limited to, drivers, personnel, equipment, procedures and/or weather conditions.

9.2     Compliance with Owners’ Designated Policies and Procedures. Customer agrees that it, including its contractors, agents and employees, will comply with all of the Owners’ safety regulations and rules when Customer or its contractors, agents or employees are on any Owner’s premises or otherwise in connection with the performance of this Agreement.

9.3     Compliance with Hazmat Laws. The Owners and Customer shall each comply with all Applicable Laws relating to hazardous materials.

9.4     Accident Reporting and Emergency Response.

(a)     Product Release at the Terminals.

(i)     Reporting and Response Obligation. If a release of Customer’s Product occurs at any Terminal or from any Storage Tank, as between the applicable Owner and Customer, the applicable Owner shall make all release notifications and reports that are legally required and shall also provide Customer with written notice of such legally required release notifications and reports within three business days of making such notifications and reports. Further, as between the applicable Owner and Customer, such Owner shall be responsible to perform any and all response actions required to address such releases on such Terminal.

(ii)     Financial Responsibility. The applicable Owner shall be financially responsible for all releases occurring at any Terminal or from any Storage Tank with respect to Product in its custody; except that, to the extent a release of Product occurring on any Terminal while in such Owner’s custody is caused by Customer, Customer shall indemnify each Owner for all costs of response actions and remediation related thereto. Customer shall also indemnify each Owner for all costs of response actions and remediation related to a release occurring at any Terminal if at the time of such release, the Product is in the custody of Customer; except that, to the extent such release is caused by any Owner, such Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Liabilities relating to environmental remediation and clean-up costs, and damages in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.

(b)     Product Release Outside the Terminals.

(i)     Reporting and Response Obligation. If a release occurs while Customer’s Product is any place other than at the Terminals or the Storage Tanks, as between the Owners and Customer, Customer shall make all release notifications and reports that are legally required and shall provide each Owner with written notice of such release notifications and reports within three business days of making such notifications and reports. Further, as between the Owners and Customer, Customer shall be responsible for and shall clean up and take any and all response actions required to address all releases that occur while the Product is not on Owner’s Terminals.

(ii)     Financial Responsibility. Customer shall be financially responsible for all releases occurring at any place other than the Terminals or Storage Tanks; except that, to the extent a release of Product occurring outside of the Terminals is caused by any Owner, such Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Liabilities relating to environmental remediation and clean-up costs, and damages in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.

Section 10.     Improvements.

10.1     In the event Customer desires additional improvements at the Terminals (“Customer Improvements”), Customer and the applicable Owner shall complete and submit the form attached hereto as Attachment E, which, upon agreement between the applicable parties, shall govern the obligations of the applicable parties with respect to any such Customer Improvements.

10.2     Customer shall have the right to install and maintain signage at the Terminals at Customer’s sole cost and expense (including but not limited to construction costs, permits and licensing fees) and in conformity with all Applicable Laws and restrictive covenants; provided that such signage shall be subject to the applicable Owner’s prior approval and shall provide only such information as is reasonably necessary to facilitate receipt and delivery of Customer’s Product. Upon the expiration or earlier termination of this Agreement, Customer shall remove all signage and restore the premises to their original condition at Customer’s sole cost and expense.

Section 11.     Force Majeure.

11.1     If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure or its resulting effects, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or could become an event of Force Majeure with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs. The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as reasonably practicable. Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations. If any Owner is excused from providing Services pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as such Owner’s performance is excused due to the event of Force Majeure.

11.2     The requirement that any Force Majeure event be remedied with commercially reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

11.3     If a Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of 90 days, then the other Party may terminate this Agreement with respect to the portion of the applicable Terminal affected by such Force Majeure event upon written notice to the other Party, but not as to any unaffected Terminal or portion of a Terminal, as applicable.

11.4     If Customer is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, as a result of the negligence or willful misconduct of an Owner or its resulting effects, Customer may be excused from such performance by giving Owner prompt written notice of any such event with reasonably full particulars thereof. If any Owner is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, as a result of a the negligence or willful misconduct of Customer or its resulting effects, such Owner may be excused from such performance by giving Customer prompt written notice of any such event with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by a the negligence or willful misconduct of Customer or the negligence or willful misconduct of Owner, as applicable, will be suspended during, but not longer than, the continuance of the event constituting or resulting from such event, beginning with the time that the event first occurs.

Section 12.     Inspection of and Access to Terminals.

12.1     Customer shall have the right, at Customer’s expense, during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the operations of the Terminals or the Storage Tanks or Owner’s other operations, (i) to make periodic operational inspections of any Terminals or Storage Tanks, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Product, and (iii) to conduct physical verifications of the amount of Product delivered to any Terminal and stored in the Storage Tanks or at any Terminal. Customer’s right and that of its authorized representatives to inspect the Terminals will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminals and will be subject to reasonable rules and regulations promulgated by Owner. Parties agree that any overpayments discovered and substantiated shall be paid within 30 days after written notice to the other Party from whom such payment is sought.

12.2     Customer acknowledges that any grant of the right of access to the Terminals under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to any Terminal or any part of it, and may be withdrawn by the applicable Owner at its discretion at any time.

Section 13.     Assignment.

No Party may assign this Agreement, in whole or in part, except with the prior written approval of the other Parties, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Owner may assign, without the prior written consent of Customer, part or all of its rights and obligations hereunder to one or more subsidiaries that are directly or indirectly wholly-owned by Owner or to any Person that purchases or is otherwise a successor-in-interest to such Owner’s right, title and interest in any applicable Terminal; provided, further, that Customer may (i) with the prior written consent of the Owners (which shall not be unreasonably withheld), assign all of its rights and obligations hereunder to any Person which purchases or is otherwise a successor-in-interest to Customer, provided such Person assumes in writing the obligations of Customer under this Agreement, and (ii) assign in part only its right to receive the Services hereunder to any Person, (A) that is an Affiliate of Customer (which such assignment shall not require the prior written consent of any Owner), or (B) that is not an Affiliate of Customer (which such assignment shall require the prior written consent of the Owners, which shall not be unreasonably withheld), provided that Customer shall act as the sole agent for any such Person described in this clause (ii) for all purposes under this Agreement, including making any representations and warranties of Customer on behalf of such Person, and Owner shall have no recourse against such Person described in this clause (ii) and shall look solely to Customer for performance of the obligations of Customer hereunder. No such assignment by Customer of its rights or obligations hereunder shall relieve Customer of any of its obligations hereunder, including payment obligations.

Section 14.     Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment A or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision, or (iv) email which shall be deemed duly given immediately if sent during normal business hours, or the next day if sent after business hours. Unless provided otherwise herein, all statements, payments and other documents to be delivered pursuant to this Agreement shall also be delivered to the address of the Party indicated in Attachment A.

Section 15.     Compliance with Law and Safety.

15.1     Customer warrants that the Product tendered by it has been and will be produced, transported and handled in full compliance with all Applicable Law. Each Owner warrants that the services provided by it under this Agreement are and will be in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle the Product, and agrees that such Party (i) will furnish to the other Parties any evidence reasonably requested by them required to provide compliance with Applicable Law and (ii) file with applicable Governmental Authorities all requisite reports evidencing such compliance with Applicable Law.

15.2     Customer will furnish Owners with written information (including any applicable SDS) concerning the safety and health aspects of the Product received, terminalled or stored under this Agreement. Customer will make available such information to all Persons who request copies of such information, including without limitation, any Owner’s respective agents and contractors.

Section 16.     Term and Termination.

16.1     The term of this Agreement (the “Term”) begins on August 1, 2020 (the “Commencement Date”) and shall continue until December 31, 2027, subject to this Section 16.

16.2     A Party may terminate this Agreement during the Term under the following circumstances:

(a)     A Party (the “Non-Defaulting Party”) may terminate this Agreement immediately upon delivery of written notice to the other Parties in the event any other Party (the “Defaulting Party”) fails to pay any sum owed by it to the Non-Defaulting Party under this Agreement within 15 days of the delivery to the Defaulting Party of a notice of default; provided, however, that no Party shall have a right to terminate this Agreement under this Section 16.2(a) with respect to any disputed amounts that remain outstanding in accordance with Section 3.3 of this Agreement.

(b)     The Parties may terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.

(c)     Either the Owners, on the one hand, or Customer, on the other hand, may terminate this Agreement in the event of a material breach of this Agreement (other than for failure of payment to which Section 16.2(a) shall apply) by the other Party upon not less than 30 days prior written notice to such breaching Party unless such breach has been cured within 30 days of receipt of such notice by such breaching Party.

(d)     Either Party may terminate this Agreement, in its entirety or with respect to a portion of the applicable Terminal only, in accordance with the provisions of Sections 4.6, 4.7, 11.3, or Section 22 of this Agreement.

16.3     Upon any termination of this Agreement, Customer shall arrange the removal of all Product from the applicable Terminal. Customer agrees to reimburse the Owners for the actual costs and expenses of such removal, which shall include the cost and expense of any cleaning and restoration necessary to restore the applicable Terminal to its previous condition, plus a 10% administrative fee.

16.4     Each Party’s obligations under this Agreement shall end as of the effective date of the termination of this Agreement in accordance with its terms; provided, however, that each Party shall remain liable to the other Parties hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder, or (b) as otherwise provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, Section 2.7, Section 2.8, Section 7, Section 8.2, Section 16.3, this Section 16.4, Section 20, and Section 23 shall survive the expiration or termination of this Agreement.

Section 17.     Insurance.

17.1     Customer’s Insurance. Customer, at its sole cost and expense, shall procure and maintain in full force and effect during the Term the following types of insurance in the amounts indicated:

(a)     Commercial General Liability Insurance: Such insurance shall include coverage for premises liability, personal & advertising injury, products and completed operations liability, property damage and contractual liability insurance. Coverage shall be on an “occurrence form” with limits of at least $5,000,000 per occurrence (use of primary and excess limits to achieve the total required limit is acceptable as long as all excess insurance follows form over the underlying). The policy(ies) shall be endorsed to name the Owners as “additional insureds” and the coverages for the “additional insureds” shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by or provided to the Owners. The policy(ies) shall also be endorsed to provide a waiver of subrogation in favor of the Owners.

(b)     Automobile Liability Insurance: Applicable to all of Customer’s owned, leased, hired or non-owned vehicles with a combined single limit of at least $1,000,000 for any one loss. The policy shall be endorsed to name the Owners as “additional insureds” and this coverage shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by or provided to the Owners. The policy shall also be endorsed to provide a waiver of subrogation in favor of the Owners. If hauling Product, the policy shall be endorsed with broadened pollution coverage using ISO endorsements CA-99-48 and MCS-90.

17.2     Owners’ Insurance. The Owners, at their sole cost and expense, shall procure and maintain in full force and effect during the Term commercial general liability insurance. Such policy shall include coverage for premises liability, personal and advertising injury, products and completed operations liability, sudden and accidental pollution, property damage and contractual liability insurance. Coverage shall be on an “occurrence form” with limits of at least $5,000,000 per occurrence (use of primary and excess limits to achieve the total required limit is acceptable as long as all excess insurance follows form over the underlying).

17.3     Additional Insurance Requirements. With respect to the coverages required pursuant to Sections 17.1 and 17.2 above:

(a)     Each insurance policy must be maintained with an insurance company having an A.M. Best Financial Strength Rating of A-, VIII or higher.

(b)     Each Party shall cause the issuing insurance company to provide at least 30 days prior written notice to the other Parties, as applicable, of any cancellation, non-renewal, or reduction in coverage, terms or limits, except that 10 days’ notice shall apply in the case of cancellation for nonpayment of premium.

(c)     No less than five business days prior to the start of any work or services performed for Customer or prior to the Commencement Date of this Agreement (whichever occurs first), each Party shall furnish to the other Parties, as applicable, original certificates of insurance evidencing the insurance coverage required of such Party pursuant to this Section 17. The certificates of insurance shall show the other Parties, as applicable, as “certificate holders” and “additional insureds” as required by the above insurance requirements using the specific wording indicated and showing the primary and non-contributing coverage. No later than the renewal date of any insurance policies required by this Agreement, each Party shall supply the other Parties, as applicable, with new, original certificates of insurance in compliance with the terms of this Agreement.

Section 18.     Compliance.

All Customer trucks, common carriers and other Third Parties used by Customer in accessing the Terminals will be required to meet the applicable Owner’s reasonable approval. Each Owner’s respective requirements for approval shall include meeting such Owner’s insurance requirements and execution of a terminal access agreement provided by such Owner. All Customer trucks, common carriers and other Third Parties used by Customer in accessing the Terminals will also be required to comply with all of the applicable Owner’s health, safety and environmental procedures in place at the applicable Terminal.

Section 19.     Indemnity.

19.1     Indemnity. Subject to Section 7, each Party (“Indemnifying Party”) shall indemnify, defend, and hold the other Parties, their respective Affiliates, and their respective employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) negligence or willful misconduct, or the negligence or willful misconduct of its Affiliates and its and their respective employees, directors, officers, representatives, and agents, in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, negligence or willful misconduct, or failure to comply with Applicable Law. In addition, Customer shall indemnify, defend, and hold each Owner, its Affiliates, and its and their respective employees, directors, officers, representatives, and agents harmless from and against any and all Liabilities arising from the instructions and specifications for processing any Product provided in writing by Customer or the use of any Product by Customer or a Third Party, unless and to such extent that such Liability results from such Owner’s breach of this Agreement, negligence, willful misconduct or failure to comply with Applicable Law.

19.2     No Third Party Rights. The Parties’ obligations to defend, indemnify and hold the other Parties harmless under the terms of this Agreement shall not vest any rights in or be enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement. The terms of this Agreement are enforceable only by the Parties and their respective successors and permitted assigns, and no Third Party, including any member of an Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

19.3     Notice. If any Indemnified Party receives notice of the assertion or commencement of any claim or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving such Third Party Claim and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

19.4     Claims. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses that are available to the Indemnified Party that are not available to the Indemnifying Party or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

19.5     Settlement. No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party.

19.6     Contribution Agreement. The Parties acknowledge that the Contribution Agreement contains additional indemnity provisions with respect to the Terminals. The indemnities contained in this Section 19 are in addition to and not in lieu of the indemnity provisions contained in the Contribution Agreement. Any indemnification obligation of Customer to the Indemnified Parties of any Owner, on the one hand, or any Owner to the Indemnified Parties of Customer, on the other hand, pursuant to this Section 19 shall be reduced by an amount equal to any indemnification actually recovered by such Indemnified Parties pursuant to the Contribution Agreement to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Customer or such Owner, respectively.

Section 20.     Confidentiality.

20.1     Confidential Information. The term “Confidential Information” means all nonpublic information, including technical information, trade or business secrets, or the like, disclosed by either Party to the other Party in carrying out the terms and purpose of this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation written or printed documents, email correspondence and attachments, electronic files, and computer disks, whether machine or user readable). “Confidential Information” includes, without limitation, information relating to a Party’s research, development, trade secrets or business affairs that the Party treats as confidential. The Parties acknowledge and agree that any and all information regarding this Agreement, including without limitation the terms and conditions of this Agreement, shall be deemed to be Confidential Information. The term “Receiving Party” means a Party that receives Confidential Information of another Party (“Disclosing Party”).

20.2     Restrictions on Disclosure. Subject to the terms of this Section 20.2, the Receiving Party shall maintain in confidence the Confidential Information so received and will not use such information, except to the extent permitted under this Agreement, to the detriment of the Disclosing Party, until such time as the Confidential Information so received enters the public domain other than by the act or omission of the Receiving Party. A Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to those of its employees, subcontractors, attorneys, agents and consultants with a need to know the Confidential Information, subject to a nondisclosure obligation comparable in scope to this Section 21. Each Party shall protect the other Party’s Confidential Information using the same degree of care (but no less than a reasonable degree of care) that it uses to protect its own Confidential Information. The obligations imposed by this Section 21 shall be unlimited in duration; provided, however, that such obligations shall not apply to any Confidential Information that: (i) is or becomes publicly known through no fault of the Receiving Party; (ii) is developed independently by the Receiving Party prior to the date of disclosure; (iii) is rightfully obtained by the Receiving Party from a Third Party entitled to disclose the information without confidentiality restrictions or (iv) the disclosure of which is required by Applicable Law, regulation, a court or other Governmental Authority; provided, further, that for disclosure made pursuant to clause (iv), the Receiving Party shall promptly notify the Disclosing Party of the disclosure requirement prior to disclosure and cooperate with the Disclosing Party (at the latter’s expense and at its request) to resist or limit the disclosure.

20.3     Injunctive Relief. Each Party acknowledges and agrees that a breach or threatened breach of the confidentiality obligations set forth herein will result in immediate and irreparable damage to the Disclosing Party for which there is no adequate remedy at law, and, in such event, the applicable Disclosing Party may seek appropriate injunctive relief, without the necessity of posting bond or other security. Any Disclosing Party’s pursuit of any remedy will not constitute a waiver of any other right or remedy available under this Agreement or under Applicable Law.

Section 21.     Terms of Applicable Lease.

21.1     As it relates to Leased Facilities, this Agreement is subject and subordinate to the Lease applicable to each Leased Facility. Subject to the modifications set forth in this Agreement, the terms of the applicable Lease are incorporated herein by reference. Customer acknowledges that it has reviewed each applicable Lease and Customer further agrees that it will review any amendments or revisions thereto, when available, and will become familiar with the terms and conditions thereof.

21.2     For the purposes of incorporation herein, the terms of each applicable Lease shall be subject to the following:

(a)     No Owner shall be deemed or construed in any way to indemnify Customer for any breach of the applicable Lease by Lessor or other actions or omissions of Lessor.

(b)     The applicable Owner shall pay all rent due under the applicable Lease to Lessor during the Term and shall not otherwise default under the applicable Lease.

Section 22.     Termination of the Applicable Lease.

The use of each Leased Facility is subject to the validity and enforceability of the applicable Lease. If for any reason the term of the applicable Lease for or related to a specific Leased Facility terminates prior to the expiration or termination of the Term, Customer shall have the option to terminate this Agreement, solely with respect to the specific Leased Facility involved, and no Owner shall be liable to Customer by reason thereof unless said termination shall have been caused by the default of the applicable Owner under the applicable Lease and such Owner’s default was not a result of a Customer default hereunder. No Owner shall voluntarily terminate an applicable Lease without Customer’s prior written consent, and each Owner shall consult with Customer with respect to any renewals of the applicable Lease. Notwithstanding the foregoing, if the Parties are able to extend or otherwise replace a Lease prior to Customer’s exercise of its termination rights in this Section 22, then Customer shall no longer have the option to terminate this Agreement as to such Leased Facility for such time as the applicable extension or replacement remains in effect.

Section 23.     Miscellaneous.

23.1     Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

23.2     Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties; provided, however, that either Party may amend, supplement or restate Attachment B at any time to add additional Products to the Facilities that are requested by Customer and for which the applicable Owner(s) agree to provide Services hereunder, and such amended, supplemented or restated Attachment B shall replace the prior Attachment B and be incorporated by reference into this Agreement for all purposes. No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

23.3     Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

23.4     Entire Agreement and Conflict with Attachments; Prior Agreements. This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern. This Agreement supersedes and replaces in all respects any prior oral or written agreements related to the subject matter hereof including: that certain Storage, Throughput and Handling Agreement, dated October 5, 2016, by and among BKEP Materials, L.L.C., BKEP Asphalt, L.L.C., and Ergon Asphalt & Emulsions, Inc. (as amended) (the “FLV Agreement”), that certain Storage, Throughput and Handling Agreement dated October 5, 2016, by and among BKEP Materials, L.L.C., BKEP Terminalling, L.L.C., BKEP Asphalt, L.L.C., and Ergon Asphalt & Emulsions, Inc. (as amended) (the “Omnibus Services Agreement”), that certain Lessee Operated Facilities Lease Agreement No. 2019-00068, dated January 1, 2019, by and among BKEP Materials, L.L.C., BKEP Asphalt, L.L.C., and Ergon Asphalt & Emulsions, Inc. (as amended) (the “Lease Agreement”), and that certain Secondment Agreement, dated October 5, 2016, by and between Ergon Asphalt & Emulsions, Inc. and BKEP Terminalling, L.L.C. (the “Secondment Agreement”), and the Parties hereby agree and acknowledge that each of the FLV Agreement, Omnibus Services Agreement, the Lease Agreement and the Secondment Agreement are hereby terminated and of no further force and effect.

23.5     Governing Law and Jurisdiction. This Agreement will be construed and governed by the laws of the State of Oklahoma except the choice of law rules of that State that may require the application of the laws of another jurisdiction. Exclusive jurisdiction and venue is agreed to be the state or federal courts within the State of Oklahoma. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

23.6     Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.

23.7     Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

23.8     Independent Contractor. In performing services pursuant to this Agreement, Owner is acting solely as an independent contractor maintaining complete control over its employees and operations. Neither Party is authorized to take any action in any way whatsoever on behalf of the other, except as specified in this Agreement, or in subsequent written agreements between the Parties.

23.9     Right of First Refusal; Right of First Offer.

(a)     Subject to the terms and conditions set forth below (including, without limitation, Section 23.9(c)), if any Owner proposes or intends to sell any of the Option Terminals (the “Term Offered Facilities”) to a Third Party during the Term of this Agreement, then Customer shall have the right to purchase the Term Offered Facilities (the “Term First Refusal Right”) on the following terms and conditions:

(i)     If the applicable Owner executes a contract or letter of intent to sell the Term Offered Facilities to a Third Party, which transaction is expected to close during the Term of this Agreement, the Owners shall provide Customer with written notice setting forth the Term Offered Facilities, the proposed sale price and other material terms and conditions upon which the applicable Owner intends to sell the Term Offered Facilities to such Third Party (the “Term ROFR Notice”). Within 30 days after it receives the Term ROFR Notice (the “Term ROFR Period”), Customer may deliver written notice (the “Term Exercise Notice”) to the Owners that Customer is exercising its Term First Refusal Right and will purchase the Term Offered Facilities for the price and upon the terms and conditions contained in the Term ROFR Notice. If Customer does not deliver the Term Exercise Notice to the Owners during the Term ROFR Period, then the Owners shall thereafter be free to sell the Term Offered Facilities to a Third Party substantially on the terms and conditions contained in the Term ROFR Notice or for a greater price or more favorable terms and conditions.

(ii)     Notwithstanding anything to the contrary contained herein, the Term First Refusal Right shall not apply to any mortgage of the Option Terminals or any portion thereof to one or more lenders to secure the repayment of borrowings by the Owners or any of their respective Affiliates. A foreclosure sale by any such lender shall not be deemed to be a sale to which the Term First Refusal Right shall be applicable, and upon any such foreclosure sale the Term First Refusal Right shall terminate automatically and be of no further force or effect notwithstanding the existence of, or any term contained in, any nondisturbance agreement from the Owners’ lenders. In clarification of the foregoing, after any such foreclosure sale, the Term First Refusal Right shall never apply to the foreclosed Option Terminal. In the event of a foreclosure sale, to the extent that the Owners receive notice thereof, the Owners shall provide Customer notice of such sale, including the date, time and place of sale, if known by the Owners; such notice to be provided by the Owners within five (5) business days following the Owners’ receipt of such information, if any. As used herein, “foreclosure sale” shall also include a conveyance in lieu of foreclosure. It is the intention of the Parties that the Term First Refusal Right be subordinate to any mortgage presently encumbering the Option Terminals.

(b)     Subject to the terms and conditions set forth below (including, without limitation, Section 23.9(c)), if any Owner proposes or intends to sell or lease any Option Terminal (the “Expiration Offered Facilities”) following the expiration of the Term of this Agreement, then such Owner shall give written notice to Customer no later than eighteen months prior to the expiration of the Term of this Agreement (the “Expiration ROFO Notice”) or, if shorter, as reasonably promptly after determining to sell or lease such Option Terminals. Within five business days after the receipt of the Expiration ROFO Notice, Customer may elect to exercise its rights of first offer by delivering a notice of exercise (“Expiration Exercise Notice”) to such Owner. During the 30-day period following receipt of the Expiration Exercise Notice (the “Expiration ROFO Period”), Customer shall have the right to make an offer to the applicable Owner for the purchase or lease, as applicable, of such Expiration Offered Facilities (the “Initial Offer”). Such Owner shall consider the Initial Offer and any other offers for any or all of the Expiration Offered Facilities in good faith and shall select the offer that such Owner deems most attractive in its sole discretion, or no offer at all. If such Owner selects an offer other than the Initial Offer, it shall give written notice to Customer that it has not selected the Initial Offer (the “Rejection Notice”). Customer shall have the right to submit a revised offer (the “Last Look Offer”) to such Owner for the Expiration Offered Facilities within five (5) business days after receipt of the Rejection Notice. Such Owner shall consider the Last Look Offer and any other offers for any or all of the Expiration Offered Facilities in good faith and shall select the offer that such Owner deems most attractive in its sole discretion, or select no offer at all. For the avoidance of doubt, no Owner shall be required to provide, and Customer shall not have the right to know, the terms or conditions of any other offer for any or all of the Expiration Offered Facilities. If Customer does not deliver (i) the Expiration Exercise Notice to the applicable Owner within five (5) business days after receipt of the Expiration ROFO Notice or (ii) the Initial Offer or the Last Look Offer to the applicable Owner within the time periods specified above, then such Owner shall thereafter be free to sell or lease any or all of the Expiration Offered Facilities to a Third Party or Parties on such terms and conditions as it may deem appropriate.

(c)     The obligation of the Owners to provide the Term ROFR Notice, the Expiration ROFO Notice and the corresponding rights of Customer contained in this Section 23.9, including, without limitation, the Term First Refusal Right and the right to make the Initial Offer and the Last Look Offer, shall only apply if Customer is not in default under this Agreement. In addition, the rights and obligations in this Section 23.9, including, without limitation, the Term First Refusal Right, shall not apply to any proposed sale or lease of more than two-thirds of the total asphalt facilities owned or leased by the Owners in a single transaction or a series of related transactions (collectively, a “Transfer”) or to any proposed sale or lease of any Option Terminal in connection with any such Transfer.

23.10     No Third-Party Beneficiaries. Except as provided in Section 19, nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of Blueknight Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

23.11     No Strict Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

This Agreement has been executed by the authorized representatives of each Party as indicated below to be effective as of the date first written above.

OWNERS:

BKEP MATERIALS, L.L.C.

By:	/s/ D. Andrew Woodward
Name: D. Andrew Woodward
Title: CEO
Date Signed: August 4, 2020

BKEP ASPHALT, L.L.C.

By:	/s/ D. Andrew Woodward
Name:D. Andrew Woodward
Title: CEO
Date Signed: August 4, 2020

BKEP TERMINALLING, L.L.C.

By:	/s/ D. Andrew Woodward
Name: D. Andrew Woodward
Title: CEO
Date Signed: August 4, 2020

CUSTOMER:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name: J. Baxter Burns, II
Title: President
Date Signed: August 4, 2020

Signature Page to Master Storage, Throughput and Handling Agreement

ATTACHMENT A

1.	Customer Notice Address

Ergon Asphalt & Emulsions, Inc.

Post Office Drawer 1639 (39215-1639) (Mailing)

2829 Lakeland Drive     (Physical)

Jackson, Mississippi 39232

Attn: Mr. J. Baxter Burns, II, President

Telephone: (601) 933-3000

Facsimile: (601) 933- 3350

with a copy to:

Watson Jones PLLC

P. O. Box 23546

Jackson, MS 39225

Attention: J. Kevin Watson

Facsimile: (601) 932-4400

Email: kwatson@wjpllc.com

Customer Billing Address

Ergon Asphalt & Emulsions, Inc.

Post Office Drawer 1639 (39215-1639) (Mailing)

2829 Lakeland Drive     (Physical)

Jackson, Mississippi 39232

Attn: Mr. J. Baxter Burns, II, President Telephone: (601) 933-3000

Facsimile: (601) 933- 3350

2.	Owners Notice Address

c/o BKEP Materials, L.L.C.

Attn: Chief Operating Officer

6060 American Plaza Suite 600

Tulsa, Oklahoma 74135

Facsimile: (918) 237-4000

Email: jspeer@bkep.com

3.	Fees for Storage and Terminalling Services; Reimbursement of Energy Costs

(a)     Storage Fees:

Beginning on the Commencement Date and continuing thereafter through the Term, Customer shall pay for Services hereunder a monthly fee (“Storage Fee”) for each Terminal equal to the product of a minimum monthly commitment for such Terminal (“Minimum Capacity Commitment”), as set forth below, multiplied by a per barrel storage fee for such Terminal (“Per Barrel Storage Fee”), as set forth below, as modified below or as further modified by application of Sections 4.6 or 11.1 of the Agreement.

Terminal	Minimum Capacity Commitment (Barrels)	Per Barrel Storage Fee ($)	Monthly Storage Fee ($)
Group 1:
Ardmore	13,000	[***]	[***]
Austin	26,000	[***]	[***]
Catoosa	24,000	[***]	[***]
Dodge City	108,000	[***]	[***]
El Dorado	24,000	[***]	[***]
Garden City	38,000	[***]	[***]
Halstead	342,000	[***]	[***]
Lawton	18,000	[***]	[***]
Little Rock	21,000	[***]	[***]
Memphis	14,000	[***]	[***]
Parsons	128,000	[***]	[***]
Salina	19,000	[***]	[***]
Group 2:
Ennis	172,000	[***]	[***]
Mt Pleasant	26,081	[***]	[***]
Pleasanton	24,373	[***]	[***]
Yellow Creek	202,313	[***]	[***]
Nashville	320,121	[***]	[***]
Birmingport	211,638	[***]	[***]
Chandler	66,160	[***]	[***]
Wolcott	168,773	[***]	[***]
Fontana	66,000	[***]	[***]
Las Vegas	280,000	[***]	[***]

Should the initial Month under this Agreement be less than a full calendar month, the applicable Storage Fee under this Section 3(a) for that Month shall be prorated to reflect the number of days in such month on which this Agreement was in effect.

As to the Terminals under the category “Group 1” in the table of this Section 3(a) of Attachment A, in the event that, during any calendar year during the Term, Customer’s aggregate throughput at such Terminals exceeds [***] tons of Product during such calendar year, then each Month Customer shall pay to the Owners for each throughput ton in excess of [***] pursuant to the chart below:

Number of tons in excess of [***]	Per ton fee ($)
[***]	[***]
[***]	[***]
[***]	[***]

(b)     Reimbursement of Utilities Costs:

Customer shall reimburse the applicable Owner, without markup, for all utilities costs, including, without limitation, water, electricity, fuel oil and natural gas (but expressly excluding steam) attributable to the Services provided by Owner at the applicable Terminal. Customer shall only be responsible for utilities costs used by or attributable to Customer at the applicable Terminal. Utilities costs will be based upon usage as determined by metering equipment that serves each of the Terminals. In the event the applicable Owner has other tenants or its own operations at a Terminal, such Owner will charge Customer only for utilities costs used by Customer or attributable to the Services provided to Customer hereunder. If, in the case of other operations at the Terminal, if in the applicable Owner’s reasonable opinion it is reasonably economically and technically possible to do so, such Owner shall install separate meter(s) for the applicable Terminal, and if not, then charges will be based on a mutually agreeable allocation of utilities costs. Utilities costs will be invoiced monthly for the prior Month’s energy usage.

4.	Fee Adjustment

With respect to all Terminals except the 2016 Terminals, all fees will be increased beginning January 1, 2021 and on every January 1st thereafter during the Term such that the prior calendar year’s fee is multiplied by the positive percentage change, if any, in the Consumer Price Index - All Urban Consumers - all items less food and energy (U.S. city average base 1982-84 = 100) (“CPI”), as published by the Bureau of Labor Statistics of the United States Department of Labor, for the last two calendar years for which data is available based on the average of the monthly CPI data for November to October of the most current calendar year available compared to the same months of the prior calendar year (“CPI Adjustment”). Such CPI Adjustment will apply with respect to the 2016 Terminals beginning January 1, 2022 and on every January 1st thereafter during the Term.

5.	Invoices

Customer shall pay the applicable Storage Fee in advance no later than the first day of each Month. The Owners shall invoice Customer in arrears for all other fees on a monthly basis or upon the expiration of a calendar year, as applicable. All invoices shall be paid in accordance with Section 3.3 of the Agreement.

6.	Operating Hours

The operating hours of each Facility shall initially be consistent with past practice prior to the Commencement Date, subject to seasonal fluctuations and with such changes as agreed by the applicable Owner and Customer.

7.	Facilities

“Facilities” means the asphalt storage tanks, asphalt processing and related equipment, docks and buildings of Owner located at the following locations, including such other assets of Owner located within the terminal fence.

●     List of Terminals here:

Location	State
Ardmore	OK
Austin	TX
Catoosa	OK
Dodge City	KS
El Dorado	KS
Garden City	CA
Halstead	KS
Lawton	OK
Little Rock	AR
Memphis	TN
Parsons	TN
Salina	KS
Fontana	CA
Las Vegas	NV
Ennis	TX
Mt. Pleasant	TX
Pleasanton	TX
Yellow Creek	MS
Nashville	TN
Birmingport	AL
Chandler	AZ
Wolcott	KS

8.	ROFR/ROFO Facilities

●     List of “Option Terminals” here:

Location	State
Ardmore	OK
Austin	TX
Catoosa	OK
Dodge City	KS
El Dorado	KS
Garden City	CA
Halstead	KS
Lawton	OK
Little Rock	AR
Memphis	TN
Parsons	TN
Salina	KS
Fontana	CA
Las Vegas	NV

ATTACHMENT B

Products

Products by Location:

1.	Neat asphalt

2.	Polymer modified asphalt

3.	Emulsified asphalt

4.	Modified emulsified asphalt

5.	Roofing asphalt

6.	Blown asphalt

7.	Asphalt cutbacks

8.	Related raw materials used in production of Products listed above

B-1

ATTACHMENT C

Formulations

Formulations will be supplied by Customer. Owners and Customer agree that the quality control programs and state agency plans in effect on the Commencement Date will be utilized in the blending and processing of Products at the Facilities. Customer will have the right from time to time at its discretion to modify the quality control programs and state agency plans to meet its needs, to the extent such modifications are consistent with the capabilities and available equipment at the Facilities. If any Product produced hereunder fails to meet the specifications provided by Customer pursuant to this Attachment C, the applicable Owner shall cease shipment of such Product and await further instructions from Customer regarding such non-conformity.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO OWNER MAKES ANY OTHER WARRANTY, EXPRESSED OR IMPLIED, AND EACH OWNER EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C-1

ATTACHMENT D

Leased Facilities

Parsons, TN

Master Lease:

Lease Agreement dated effective as of May 1, 2003 between Nancy Ivey, Joe T. Burton, James H. Burton, Sarah Vise, Lori Duke, Kirn Parks (collectively, "Master Lessor") and Koch Materials Company

Amendment to Lease Agreement dated effective as of May 1, 2003 between Nancy Ivey, Joe T. Burton, James H. Burton, Sarah Vise, Lori Duke, Kim Parks and Koch Materials Company

Memorandum of Lease dated September 27, 2005 executed by SernMaterials, L.P., recorded in Book 209, Page 730 of the Register's Office of Decatur County, Tennessee

Assignment and Assumption of Lease Agreement dated February 20, 2008, between SernMaterials, L.P. and SernMaterials Energy Partners, L.L.C., recorded in Book 240, Page 206 of the Register's Office of Decatur County, Tennessee

Assignment and Assumption of Retained Leasehold Rights, effective March 31, 2009, between SernMaterials, L.P. and SernMaterials Energy Partners, L.L.C., recorded in Book 249, Page 129 of the Register's Office of Decatur County, Tennessee

Facility Legal Description:
Tract 1:

Land lying in the Seventh Civil District, Decatur County, Tennessee, North of Tennessee State Highway 100 and West of the Tennessee River and being more particularly described as follows:

Beginning at a 1/2 inch iron pin (found), said pin being the Southeasterly comer of the Sarah Vise property as described in Deed Book 168 Page 901 and also being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; thence with the Southerly boundary of said Vise property North 69 Degrees 00 Minutes 46 Seconds West a distance of 100.06 feet to a PK nail (found); thence continuing with said Vise boundary North 26 Degrees 22 Minutes 24 Seconds East a distance of 100.06 feet to an iron pin (found) said pin being the Northwesterly comer of said Vise and also being the Northeasterly comer of the A. A. Burton property as shown on the tax assessor's map 54 parcel 14 and being the True Point of Beginning; thence with said Burton property North 69 Degrees 58 Minutes 07 Seconds West a distance of 100.00 feet being the Northwesterly comer of said Burton and also being in the boundary of the Joe Burton, et al property as described in Deed Book 65 Page 131; thence continuing with said Burton property North 69 Degrees 58 Minutes 07 Seconds West a distance of 224.06 feet to an iron pin (set) capped and stamped Southern States Survey hereinafter iron pin (set); thence South 21 Degrees 41 Minutes 00 Seconds West a distance of 100 feet to an iron pin (set) said pin being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; North 70 Degrees 03 Minutes 07 Seconds West a distance of 70.00 feet to an iron pin (set) said pin being the Southwesterly comer of the herein described Lease tract; thence with said Lease boundary North 15 Degrees 03 Minutes 00 Seconds East a distance of 792.29 feet to an iron pin (found) said pin being the Northwesterly comer of said Lease tract; thence South 84 Degrees 59 Minutes 30 Seconds East a distance of 354.54 feet to an iron pipe (found) said pipe being located in the westerly boundary of the David W. Reed property as  described in Deed Book 95 Page 361 and also being the

Northeasterly comer of said Lease Tract; thence with the westerly boundary of said Reed property South 01 Degrees 01 Minutes 00 Seconds West a distance of 414.44 to an angle iron post (found) said post being the Southwesterly corner of said Reed property and also being the Northwesterly comer of the U.S. T.V.A. property as shown on the Kentucky Reservation Map 208-D; thence with the Westerly boundary of said T.V.A. property South 01 Degrees 01 Minutes 00 Seconds West 305.49 feet to an iron pin (set); thence continuing with said T.V.A. property South 26 Degrees 19 Minutes 52 Seconds West a distance of 102. 77 feet to an iron pin (found) said pin being the Northeasterly comer of said Sarah Vise property; thence with the Northerly boundary of said Vise property North 69 Degrees 00 Minutes 53 Seconds West a distance of 99.98 feet to the Point of Beginning and containing 7.84 acres more or less.

Tract 2:

Land lying in the Seventh Civil District, Decatur County, Tennessee, North of Tennessee State Highway 100 and West of the Tennessee River and being more particularly described as follows:

Beginning at a 1/2 inch iron pin (found), said pin being the Southeasterly comer of the Sarah Vise property as described in Deed Book 168 Page 901 and also being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; thence with the Southerly boundary of said Vise property North 69 Degrees 00 Minutes 46 Seconds West a distance of 100.06 feet to a PK nail (found) said nail being the Southeasterly comer of the A. A. Burton property as shown on the tax assessor's map 54 parcel 14 and also being the True Point of Beginning; thence with said Burton property North 70 Degrees 03 Minutes 41 Seconds West a distance of 100.02 feet to an iron pin (found) said pin being the Southeasterly comer of the Joe Burton, et al property as described in Deed Book 65 Page 131; thence with said Burton property the following two calls both to iron pins (set) capped and stamped Southern States Survey, North 70 Degrees 03 Minutes 41 Seconds West a distance of 215.87 feet and North 21 Degrees 41 Minutes 00 Seconds East a distance of 100.00 feet; thence South 69 Degrees 58 Minutes 07 Seconds East a distance of 224.06 feet to the Northwesterly comer of said A. A. Burton property; thence South 69 Degrees 58 Minutes 07 Seconds East a distance of 100.00 feet to an iron pin (found) at the Northwesterly comer of said Vise property; thence South 26 Degrees 22 Minutes 24 Seconds West a distance of 100.06 feet to the Point of Beginning and containing 0.73 acres more or less.

Being a portion of the same property in which Ethel Burton conveyed a life estate in 1 /2 undivided interest to A. A. Burton, remainder to Joe Tinker Burton, Houston Burton, Betty Burton Laster and Nancy Burton Ivey, but reserving unto herself a life estate interest by Deed of record in Book 65, Page 131, Register's Office for Decatur County, Tennessee. Also being a portion of the same property in which Ethel Burton conveyed a life estate in 1/2 undivided interest to Carmon McMurry, remainder to Edward McMurry and Billie McMurry Vise, but reserving unto herself a life estate interest by Deed of record in Book 65, page 137, said Register's Office The said Betty Burton Laster has since died. A Quitclaim Deed from Jerry Laster to Lori Duke and Kim Parks was recorded in Book 184, page 679, said Register's Office. The said Billie McMurry Vise has since died and her Last Will and Testament recorded in Book 168, page 901, said Register's Office lists Sarah Vise as her sole heir.

Tract 3:

Land lying in the Seventh Civil District, Decatur County, Tennessee, North of Tennessee State Highway 100 and West of the Tennessee River and being more particularly described as follows:

Beginning at a 1/2 inch iron pin (found), said pin being the Southeasterly corner of the Sarah Vise property as described in Deed Book 168 Page 901 and also being in the Northerly right-of-way for Tennessee State Highway 100, right of way varies; thence with the Southerly boundary of said Vise property North 69 Degrees 00 Minutes 46 Seconds West a distance of 100.06 to a PK nail (found) said nail being the

Southeasterly corner of the A. A. Burton property as shown on the tax assessor's map 54 parcel 14; thence with said Burton property North 26 Degrees 22 Minutes 24 East a distance of 100.06 feet to an iron pin (found) in the southerly boundary of the Joe Burton property as described in Deed Book 65 Page 131; thence with said Burton property South 69 Degrees 00 Minutes 53 East a distance of 99.98 feet to an iron pin (found) said pin being the Southwesterly corner of the U.S. T.V.A. property as shown on the Kentucky Reservation Map 208-D; thence South 26 Degrees 19 Minutes 52 West a distance of 100.06 feet to the Point of Beginning and containing 0.23 acres more or less.

Being a portion of the same property conveyed to Carmon McMurry, reserving a life estate in Ethel Burton, by Deed of record in Book 65, Page 138, Register's Office for Decatur County, Tennessee.

El Dorado, KS

Master License

License dated as of July 12, 1985 between the Atchison, Topeka and Santa Fe Railway Company and Kansas Emulsions, Inc.

Assignment Contract dated December 26, 1986 between the Atchison, Topeka and Santa Fe Railway Company, Kansas Emulsions, Inc., and Bituminous Materials Company, Inc.

Consent to Sublicense dated December 26, 1986 between the Atchison, Topeka and Santa Fe Railway Company, Bituminous Materials Company, Inc., and Riffe Petroleum Company

Supplemental Agreement dated June 3, 1987 between the Atchison, Topeka and Santa Fe Railway Company and Bituminous Materials Company, Inc.

Letter Agreement dated March 1, 1988 between the Atchison, Topeka and Santa Fe Railway Company and Elf Asphalt, Inc.

Letter Agreement dated February 24, 1993 between the Atchison, Topeka and Santa Fe Railway Company and Elf Asphalt, Inc.

Lease Assignment and Assumption Agreement, dated 2005, by and among Koch Materials, LLC, SemMaterials, L.P., and the Atchison, Topeka and Santa Fe Railway Company

Assignment and Assumption of Lease Agreement dated as of February 20, 2008 between SemMaterials, L.P., SemMaterials Energy partners, L.L.C. and the Atchison, Topeka and Santa Fe Railway Company

Assignment and Assumption of Retained Leasehold Rights, effective March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description

A tract of land located in the Railroad right-of-way in a portion of in the West Half of the SW1/4 of Section 36, Township 25, Range 5, East of the 6thP.M., Butler County, Kansas, being more particularly described as follows:

Commencing at the North right-of-way line of Track No. 39 and the East right-of-way line of Oak Street; thence S 00°00'00" W, along said East right-of-way line, a distance of 85.00 feet to the Point of Beginning; thence S 69°12'21" E, a distance of 282.35 feet; thence N 85°16'45" E, a distance of 195.00 feet; thence N

11 °14'23" W, a distance of 64.00 feet to a point approximately 9 feet South of the centerline of Track No. 39; thence along a curve to the left, having a radius of 1151.44 feet, an arc length of 511.00 feet, and a chord bearing and distance N 72°06' 17" E, 506.82 feet; thence S 33°35' 17" E, a distance of 136.00 feet to a point approximately 9 feet West of the centerline of the Track No. 46; thence S 29°08'37" W a distance of 45.36 feet; thence along a curve to the left, having a radius of 1023.07 feet, an arc length of 208.42 feet, and a chord bearing and distance of S 20°52'31" W, 208.14 feet; thence a curve to the left, having a radius of 4159.36 feet, an arc length of 133.10 feet, a chord bearing a distance of S 16°14'49" W, 133.10 feet; thence N 89°26'58" W, a distance of 448.00 feet; thence N 55°48'40" W, a distance of 510.00 to the East right-of-way line of Oak Street; thence N 00°00'00" E, along said right-of-way line, a distance of 50.00 feet to the Point of  Beginning. Containing 5.61 acres.

Catoosa, OK

Master Lease

Lease Agreement dated November 1, 2001 between the City of Tulsa-Rogers County Port Authority ("Master Lessor") and Koch Materials Company

As evidenced by: Memorandum of Lease, recorded in Book 1967, Page 862 of the records of Rogers County, Oklahoma

Lease Assignment and Assumption Agreement dated as of May 31, 2005 between Koch Materials, L.L.C., SemMaterials, L.P. and the City of Tulsa-Rogers County Port Authority

First Amendment of Lease Agreement dated as of November 1, 2006 between SemMaterials, L.P. and the City of Tulsa-Rogers County Port Authority

Assignment and Assumption of Lease Agreement dated as of February 20, 2008, among SemMaterials, L.P., SemMaterials Energy Partners, L.L.C. and City of Tulsa-Rogers County Port Authority, filed July 22, 2008, recorded in Book 1967, Page 875 of the records of Rogers County, Oklahoma

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C., recorded in Book 202, Page 522 of the records of Rogers County, Oklahoma

Facility Legal Description

A tract of land in Section 6, Township 20 North, Range 15 East of the Indian Base and Meridian, Rogers County, Oklahoma, according to the U.S. Government Survey thereof, more particularly described as follows, to wit:

Beginning at a point 13.80 feet due West and 3,564.35 feet due North of the Southeast comer of said Section 6; thence due West a distance of 517.64 feet. Thence on a curve to the left having a radius of 1,617.39 feet, a distance of 32.36 feet; thence N 00° 13' 19" W a distance of 400.32 feet; thence due East a distance of
550.00 feet; thence S 00° 13' 19" E a distance of 400.00 feet to the point of beginning.

Ardmore, OK

Master Lease #1

Lease dated as of February 3, 2004 between Bacon Incorporated and Koch Materials Company

Memorandum of Lease executed by SemMaterials, L.P. dated February 19, 2008

Assignment and Assumption of Lease Agreement dated February 20, 2008 executed by SemMaterials, L.P. in favor of SemMaterials Energy Partners, L.L.C.

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description #1

Tract 2, Lots 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 32, 33, 34, 35, 36, 37, 38 and 39, all in Block 20, Industrial Addition of the City of Ardmore; Carter County, State of Oklahoma, according to the recorded plat thereof.

Master Lease #2

Lease dated as of July 29, 1983 between Margaret Banker Bacon, O.G. Bacon, III, Jane Bacon Reddick, and Riffe Petroleum Company

First Amendment to Lease dated as of January 1, 1990 between O.G. Bacon, III, Jane Bacon Reddick, and Elf Asphalt, Inc.

Second Amendment to Lease dated as of December 15, 1993 between O.G. Bacon, III, Jane Bacon Reddick, and Koch Materials Company

Third Amendment to Lease dated as of January 1, 1999 between O.G. Bacon, III, Jane Bacon Reddick, and Koch Materials Company

Fourth Amendment to Lease dated as of January 1, 2004 between O.G. Bacon, III, Jane Bacon Reddick, and Koch Materials Company

Memorandum of Lease executed by SemMaterials, L.P. dated February 19, 2008

Assignment and Assumption of Lease Agreement dated February 20, 2008 executed by SemMaterials, L.P. in favor of SemMaterials Energy Partners, L.L.C.

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description #2

Tract 1, Lots 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31 all in Block 20, Industrial Addition to the City of Ardmore; Carter County, State of Oklahoma, according to the recorded plat thereof

Master Lease #3

Lease dated as of February 3, 2004 between Bacon Incorporated and Koch Materials Company

Memorandum of Lease executed by SemMaterials, L.P. dated February 19, 2008

Assignment and Assumption of Lease Agreement dated February 20, 2008 executed by SemMaterials, L.P. in favor of SemMaterials Energy Partners, L.L.C.

Assignment and Assumption of Retained Leasehold Rights dated effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C.

Facility Legal Description #3

Tract 2, Lots 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 32, 33, 34, 35, 36, 37, 38 and 39, all in Block 20, Industrial Addition of the City of Ardmore; Carter County, State of Oklahoma, according to the recorded plat thereof.

Facility – Yellow Creek MS
Real property in the City of Iuka, County of Tishomingo, State of Mississippi, described asfollows:
A parcel of land containing 6 acres, more or less, lying and being situated in the NW 1/4 of the SW 1/4 of Section 22, T1S-R10E, Tishomingo County, Mississippi and being more particularlydescribed as follows:
Beginning at a Metal Marker No. 1-1-19 (Coordinates: N. 1 932,648; E. 678,185) located on the 423 foot contour of the Southeast shore of the Tanyard Branch Inlet of the Yellow Creek Embayment; thence, South 37 degrees 03 minutes East, 440 feet to a Metal Marker No. 1-1-20 in the Northwest line of the right-of-way for the access highway, said metal marker being 98 feet Northwest of the radially opposite survey station 43 + 19.4 on the surveyed center line for the said access highway; thence with the right-of-way line for the access highway South 34 degrees minutes West, 96 feet to a Metal Marker No. 1-1-21 which is 55 feet North of and opposite survey station 42 + 11.4; thence South 77 degrees 19 minutes West, 214 feet to a Metal Marker No. 1-1-22 which is 85 feet North of and opposite survey station 40 + 00; thence South 63 degrees 04 minutes West, 372 feet to a Metal Marker No. 1-1-23, which is 45 feet North of and opposite survey station 36 + 30.1; thence South 84 degrees 57 minutes West 265 feet to a point on line with a Metal Marker No. 1-1-24 which is 65 feet north of and radially opposite survey station 32 + 00; thence North 05 degrees 03 minutes West 210 feet, more or less, to the 423 foot contour; thence Eastward along the 423 foot contour to the point of  beginning, containing 6 acres, more or less.

Rail Leases

Dodge City, Kansas
Las Vegas, Nevada
Memphis (EM), Tennessee

E-1

ATTACHMENT E

Asset Addition and Capital Expenditure Request Form

[Attached]

E-1

Asset Addition and Capital Expense Request

TO BE COMPLETED BY OWNER
Date:	Project #:
Company Name:
Location:	State:
Plant Contact Name:	Contact #:
Project Name:
Scope of Work: (Attach documents as needed)

Required Project Information:	☐ EH&S PLAN ☐ SITE DRAWINGS ☐ DESIGN CRITERIA	☐ PHOTOS (BEFORE & AFTER) ☐ CONSTRUCTION VERIFICATION FORM (WHEN COMPLETE) ☐ ASSET EQUIPMENT DRAWINGS

Asset Information

☐ ASSET TO PERMANENTLY REMAIN WITH PLANT AT END OF LEASE

☐ ASSET TO BE REMOVED AT END OF LEASE AT LESSEE'S COST

☐ ASSET MAY BE PURCHASED BY LESSOR AT AN AGREEABLE VALUE AT END OF LEASE.  ASSETS NOT PURCHASED BY LESSOR AT AGREEABLE VALUE SHALL BE REMOVED BY LESSEE AT LESSEE'S COST.

☐ LESSEE TO MAINTAIN ASSET

☐ LESSOR TO MAINTAIN ASSET

Project Start Date:	01/00/00	Project Completion Date:	01/01/00

Customer Approval Distribution	Name	Approval Signature	Approval Date
Project Initiator
Operator Approval
Owner Approval

	Name	Approval Signature	Approval Date
Operations
Project Engineer
Senior Management

INSTRUCTIONS: USE THIS FORM FOR ALL PROJECTS WHERE the proposed work or asset addition changes the existing system or process but does not meet the criteria for BKEP funding use the AA form.

ATTACHMENT F

2016 Terminals

●	Wolcott, KS
●	Ennis, TX
●	Chandler, AZ
●	Mt. Pleasant, TX
●	Pleasanton, TX
●	Birmingport, AL
●	Nashville, TN
●	Yellow Creek, MS

F-1